UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Independence Contract Drilling, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2024

TO OUR STOCKHOLDERS:

The 2024 Annual Meeting of Stockholders of Independence Contract Drilling, Inc. (the “Annual Meeting”) will be held at our principal executive offices, located at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070 on Thursday, June 5, 2024, at 8:00 a.m., Central Time.

The attached Notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement provide information concerning the matters to be considered at the Annual Meeting.

Your vote is important, and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by internet or by telephone using the instructions on the Notice or by signing and returning the proxy card in the postage pre-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting in person.

Sincerely,

James G. Minmier	J. Anthony Gallegos, Jr.
Chairman of the Board	Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF INDEPENDENCE CONTRACT DRILLING, INC.

April 29, 2024

To the Stockholders of Independence Contract Drilling, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Independence Contract Drilling, Inc. (the “Company” or “ICD”) will be held on Thursday, June 5, 2024, at 8:00 a.m., Central Time, at 20475 State Highway 249, First Floor Auditorium, Houston, Texas, 77070.

At the 2024 Annual Meeting, stockholders of the Company (the “Stockholders”) will be asked to:

1.	Elect seven directors to the Board of Directors of the Company to serve until the 2025 Annual Meeting of Stockholders;
2.	Approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;
3.	Ratify the appointment of Moss Adams LLP as the Company’s Independent Registered Public Accounting Firm for 2024; and
4.	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Only Stockholders of record at the close of business on April 25, 2024 are entitled to notice of and to vote at the Annual Meeting. A list of Stockholders will be available commencing ten days prior to the date of the Annual Meeting and may be inspected at our principal executive offices during normal business hours. The list of Stockholders also will be available for review at the Annual Meeting. If there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this Notice, the Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) and the enclosed proxy card. We encourage you to read the Annual Report as it includes our audited financial statements and other important information about our business.

Your vote is important. Even if you plan to attend the Annual Meeting, please vote by mail or through the telephone or internet voting systems. Specific directions for submitting your vote by mail or through the telephone or internet are included in the accompanying Proxy Statement and on the accompanying proxy card. Even if you have submitted your proxy, you may still vote in person if you attend the Annual Meeting.

Sincerely,

Philip A. Choyce
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2024

The Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting and the Annual Report

on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.viewproxy.com/ICDrilling/2024.

INDEPENDENCE CONTRACT DRILLING, INC.

20475 State Highway 249, Suite 300

Houston, TX 77070

PROXY STATEMENT

This Proxy Statement contains information related to the Independence Contract Drilling, Inc. 2024 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, we refer to the Board of Directors of Independence Contract Drilling, Inc. as the “Board” and to Independence Contract Drilling, Inc. as the “Company,” “ICD,” “we,” “us,” and like terms.

We are furnishing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (collectively the “Proxy Materials”), in connection with the solicitation of proxies by the Board for use at the Annual Meeting.

The Proxy Materials are being mailed together on or about April 30, 2024 to each of our stockholders (“Stockholders”) entitled to notice of and to vote at the Annual Meeting.

2024 ANNUAL MEETING DATE AND LOCATION

The Annual Meeting will be held at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070, on Thursday, June 5, 2024, at 8:00 a.m., Central Time, or at such other time and place to which the Annual Meeting may be postponed or adjourned. References in this Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements, or changes in location of the Annual Meeting, to the extent applicable.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2024 Annual Meeting of Stockholders?

At the Annual Meeting, our Stockholders will be asked to consider and vote upon the following three proposals:

(1) the election of seven directors to serve until the Company’s 2025 Annual Meeting of Stockholders;

(2) the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (the “Say-on-Pay Proposal”); and

(3) the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2024 (the “Auditor Proposal”).

In addition, you will be asked to consider and vote upon any other matters that may properly come before the Annual Meeting.

Why did I receive these Proxy Materials?

You received these Proxy Materials from us in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting because you owned shares of our common stock, $0.01 par value (“Common Stock”), at the close of business on April 25, 2024. We refer to this date as the “Record Date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 15,213,277 shares of our common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three proposals:

●	Proposal 1: The election of seven directors to serve until the 2025 Annual Meeting of Stockholders;
●	Proposal 2: The Say-on-Pay Proposal; and
●	Proposal 3: The Auditor Proposal.

In addition, you are entitled to vote on any other matters that may properly come before the Annual Meeting.

What are the recommendations of the Board?

The Board recommends a vote as follows:

●	FOR the election of each of the nominees for director;
●	FOR approval of the Say-on-Pay Proposal; and
●	FOR approval of the Auditor Proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement was mailed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the individuals listed on your proxy card will vote the proxies as recommended by the Board or, if no recommendation is given, in their own discretion.

How do I vote?

For Proposal 1, the election of directors, you may vote “For” a nominee to the Board, you may “Withhold” your vote for any nominee you specify, or you may abstain from voting.

For Proposal 2, the Say-on-Pay Proposal, you may vote “For” approval of such proposal, you may vote “Against” the approval of such proposal, or you may abstain from voting.

For Proposal 3, the Auditor Proposal, you may vote “For” approval of such proposal, “Against” the approval of such proposal, or you may abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
●	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the pre-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote by proxy over the internet, follow the instructions provided on the proxy card.
●	To vote by telephone, call the toll-free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer or other similar organization, you should have received a voting instruction card and voting instructions with these Proxy Materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your brokerage firm, bank, dealer or other similar organization. Follow the instructions from your brokerage firm, bank, dealer or other similar organization included with these Proxy Materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet service providers and telephone companies.

Who counts the votes?

Alliance Advisors, LLC (“Alliance”) has been engaged as our independent agent to tabulate stockholder votes (the “Inspector of Election”). If you are a stockholder of record, your executed proxy card is returned directly to Alliance for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Alliance on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting.

With respect to Proposal 1 (Election of Directors), the Inspector of Election will separately count the number of “For” votes and “Against” votes received for each nominee.

With respect to Proposal 2 (Say-on-Pay Proposal) and Proposal 3 (Auditor Proposal), the Inspector of Election will separately count the number of “For” votes and “Against” votes.

As noted above, if you are a beneficial owner, you will need to obtain a proxy form from the brokerage firm, bank, dealer or other similar organization that holds your shares and follow the instructions included on that form regarding how to instruct that institution to vote your shares. If you do not give instructions to your brokerage firm, bank, dealer or other similar organization, then they can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ‘broker non-votes’?” and “Which ballot measures are considered ‘routine’ and ‘non-routine’?”

What are abstentions?

Abstentions occur when stockholders are present in person or by proxy at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will not count as votes cast for the election of directors or the approval of the ratification of our independent public accountants, but abstentions will be counted as shares entitled to vote on a proposal and thus have the same effect as a vote “Against” any proposals where voting is based on a majority of the shares represented in person or by proxy at the Annual Meeting.

What are “broker non-votes”?

Broker non-votes will be considered present at the Annual Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the brokerage firm, bank, dealer or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of shares of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1, the election of seven directors to serve until the 2025 Annual Meeting of Stockholders, and Proposal 2 (Say-on-Pay Proposal) are each considered “non-routine” under applicable rules, which could result in broker non-votes. However, as discussed below, broker non-votes will have no effect on Proposal 1.

Proposal 3 (Auditor Proposal) is considered “routine” under applicable rules. Thus, broker non-votes are not expected on this proposal.

What is the effect of broker non-votes and abstentions and how many votes are needed to approve the proposal?

Proposal 1 - the election of seven directors to serve until the 2025 Annual Meeting of Stockholders: to be elected as a director, each nominee must receive, in accordance with Section 2.3 of the Company’s Third Amended and Restated bylaws (the “Bylaws”), the affirmative vote of a majority of the votes cast at the Annual Meeting; provided, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the affirmative vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. Under the Bylaws, a majority of the votes cast means the votes “For” a director must exceed the number of votes cast “Against” that director’s election; we will not count abstentions. In an uncontested election of directors, any incumbent nominee who does not receive the vote of the majority of the votes shall, within ten days following the certification of results, tender his or her resignation to the Board. The Board shall decide, through a process managed by a Board committee responsible for the nomination of directors, whether to accept or reject the tendered resignation, or whether other action should be taken. As noted above, you may vote “For” a nominee to the Board, you may “Withhold” your vote for any nominee you specify, or you may abstain from voting. Proposal 1 is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. However, since broker non-votes will not be considered “votes cast,” they will not influence Proposal 1.

Proposal 2 - the Say-on-Pay Proposal: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented in person or by proxy at the Annual Meeting. As noted above, you may vote “For” the Say-on-Pay Proposal, you may vote “Against” the Say-on-Pay Proposal, or you may abstain from voting. Abstentions will be counted as shares present or represented in person or by proxy at the Annual Meeting and thus have the same effect as a vote “Against” the “Say-on-Pay” Proposal. The Say-on-Pay Proposal is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. Since broker non-votes will be considered present or represented in person or by proxy at the Annual Meeting, they will have the same effect as a vote “Against” the “Say-on-Pay” Proposal.

Proposal 3 - the Auditor Proposal: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting. As noted above, you may vote “For” the Auditor Proposal, you may vote “Against” the Auditor Proposal, or you may abstain from voting. Abstentions will not be counted in votes cast and therefore will not have any effect on the proposal. The Auditor Proposal is considered a “routine” matter under applicable rules. As such, your broker, if any, has discretionary voting authority to vote your shares, even if such broker does not receive voting instructions from you. Thus, broker non-votes are not expected on this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” each of proposals 1, 2 and 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

This proxy solicitation is being made by us and we will pay for the entire cost of soliciting proxies. In addition to these mailed Proxy Materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

We have retained Alliance Advisors as a proxy solicitor and to aid in the printing and distribution of Proxy Materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Alliance a fee of approximately $38,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing the Proxy Materials to the beneficial owners of our Common Stock.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards.

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by: (1) sending in an executed proxy card with a later date; (2) timely submitting a proxy with new voting instructions by telephone or over the internet; (3) sending a written notice of revocation by mail to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 marked “Proxy Information Enclosed, Attention: Corporate Secretary”; or (4) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a beneficial owner, you should follow the instructions provided by your brokerage firm, bank, dealer or other similar organization.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of our outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters. On the Record Date, there were 15,213,277 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting may adjourn the Annual Meeting to another place, if any, date and time.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K (“Form 8-K”) within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Form 8-K within four business days of the day the final results are available.

What is “householding” and how does it affect me?

We may send a single set of Proxy Materials and other stockholder communications to any household at which two or more stockholders reside unless we have received contrary instructions from those stockholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The Proxy Materials and other stockholder communications may be house-held based on your prior express or implied consent.

If you wish to receive a separate copy of our Proxy Materials for each stockholder sharing your address in the future, please contact Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary, by phone at (281) 598-1230 or by email at investor.relations@icdrilling.com, and we will promptly deliver to you the requested material. You may also contact us in the same manner if you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

Many banks, brokers, and other holders of record have instituted householding. If you or your family have one or more beneficial ownership accounts, you may have received householding information from your bank, broker, or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

When are stockholder proposals due for next year’s annual meeting?

Stockholder proposals for inclusion in next year’s proxy statement

Stockholders interested in submitting a proposal for inclusion in our Proxy Materials and for presentation at the 2025 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the date of such 2025 Annual Meeting of Stockholders is not more than 30 days from the date of the Annual Meeting, such proposals must be submitted in writing to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary, no later than 120 calendar days before the date of the proxy statement released for the previous year’s Annual Meeting of Stockholders. Therefore, the deadline for submitting proposals for inclusion in our Proxy Materials and for presentation at the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 is December 27, 2024. No stockholder proposal was received for inclusion in this Proxy Statement.

Other stockholder proposals for presentation at next year’s annual meeting

The Company’s Bylaws require that stockholders interested in submitting a proposal or nominee for consideration at the 2025 Annual Meeting of Stockholders, which is not submitted for inclusion in our Proxy Materials pursuant to Rule 14a-8 under the Exchange Act, may do so by following the procedures set forth in Section 1.3 of our Bylaws. Section 1.3 of our Bylaws requires any such proposals to be submitted in writing to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting. Pursuant to this requirement, notice must be received no later than close of business on March 7, 2025, nor earlier than close of business on February 5, 2025 to be considered timely under our Bylaws for purposes of our 2025 Annual Meeting of Stockholders; provided, however, that in the event that such date of the annual meeting is more than 30 days before or more than 60 days after June 5, 2025 stockholder notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. To be in proper form, a stockholder’s notice must include the information about the proposal or nominee specified in our Bylaws.  In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than April 6, 2025.

A stockholder seeking to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and applicable Exchange Act requirements. We reserve the right not to consider any proposal or nomination that is not timely or otherwise does not meet our Bylaws or applicable Exchange Act requirements for submitting such proposal or nomination.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our Corporate Secretary, at 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230.

Location of Annual Meeting

The Annual Meeting will be held at our principal executive offices, which are located at 20475 State Highway 249, Houston, Texas 77070.  Please come to the First Floor Auditorium.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our directors are elected annually and serve one-year terms or until their earlier death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified. Based on the recommendations from our Nominating and Corporate Governance Committee, the Board has nominated James G. Minmier, J. Anthony Gallegos, Jr., Robert J. Barrett, IV, Brian D. Berman, Vincent J. Cebula, Christopher M. Gleysteen, and Stacy D. Nieuwoudt for election as directors to serve until the 2025 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

In connection with the issuance of our Convertible Secured PIK Toggle Notes due 2026 (the “Notes”), we entered into Investor’s Rights Agreements with each of MSD Partners, L.P. (“MSD Partners”) and Glendon Capital Management L.P. (“GCM”).  Pursuant to these agreements, the Company agreed, to cause to be appointed to the Board one representative nominated by MSD Partners and one representative nominated by GCM as long as MSD Partners and its affiliates, and GCM and its affiliates, as applicable, continues to own at least $25 million principal amount of Notes (the “Sunset Date”). In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and GCM representatives is independent for NYSE purposes. Messrs. Barrett, Berman and Gleysteen were appointed to the Board and are being nominated for re-election pursuant to the terms of these agreements.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE

Each director nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. We have no reason to believe that the director nominees will be unable or unwilling to serve on the Board if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce its size. Stockholders may not cumulate their votes in the election of our directors.

Set forth below is background information with respect to our director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors. There are no family relationships among any of our director nominees or executive officers. See “Stock Ownership Information—Security Ownership of Certain Beneficial Owners and Management” for information regarding our current directors’ and director nominees’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our director nominees, the year they first became a director and the positions they hold with the Company as of the Record Date:

Director Nominee	Position and Offices	Director Since	Age
James G. Minmier	Chairman of the Board	2018	60
J. Anthony Gallegos, Jr.	Chief Executive Officer, Director	2018	54
Robert J. Barrett, IV	Director	2022	47
Brian D. Berman	Director	2023	56
Vincent J. Cebula	Director	2022	60
Christopher M. Gleysteen	Director	2022	40
Stacy D. Nieuwoudt	Director	2021	44

In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties. The Board believes that each director nominee is highly qualified to serve as a member of the Board and that, through their varying backgrounds, these individuals bring a wealth of experiences and new ideas to the Board. Our directors have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions in major enterprises. All of our director nominees have worked for or with, or served on the board of directors of, a variety of companies in oilfield services and other industries. Each director nominee also contributes intangible qualities such as critical thinking, industry knowledge, and historical knowledge of our business that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company.

Director Biographies and Qualifications

Described below are the principal occupations and positions and directorships for at least the past five years of our current directors and director nominees, as well as certain additional information regarding their individual experience, qualifications, attributes and skills that led the Board to conclude that each of our directors should serve on the Board. There are no family relationships among any of our directors or executive officers.

Director Nominees

James G. Minmier, Chairman of the Board. Mr. Minmier has served as a director on the Board since the completion of our merger with Sidewinder Drilling, LLC (“Sidewinder”) in October 2018 (“Sidewinder Merger”), and our Chairman of the Board since April 12, 2023. Mr. Minmier is currently a private investor. Mr. Minmier served as Chief Executive Officer of Mustang Extreme Environmental Services, LLC, a subsidiary of BW Equity Holdings, LLC, from May 2018 to February 2020 and President of Nomac Drilling LLC, a subsidiary of COS Holdings, LLC and subsequently Seventy Seven Energy Inc from 2011 to 2017. Mr. Minmier has more than 31 years of experience in the drilling industry and served as the Vice Chairman of the International Association of Drilling Contractors (the “IADC”) in 2013 and as Chairman of the IADC in 2014. Mr. Minmier was honorably discharged as a Captain in the U.S. Air Force and received a Bachelor of Science in Electrical Engineering from the University of Texas at Arlington and a Master of Business Administration degree from the University of West Florida.

J. Anthony Gallegos, Jr., Director and Chief Executive Officer. Mr. Gallegos has served as a Director on the Board and as our President and Chief Executive Officer since completion of the Sidewinder Merger in October 2018. Mr. Gallegos was one of the original founders of Sidewinder, serving as President and Chief Executive Officer of Sidewinder from September 2017 through September 2018, President and Chief Financial Officer from November 2014 through August 2017, and Senior Vice President & Chief Financial Officer from April 2011 until October 2014. From April 2006 through September 2010, Mr. Gallegos held the position of Vice President Business Development of Scorpion Offshore, an international offshore drilling contractor. Prior to joining Scorpion Offshore, Mr. Gallegos held operational, marketing, corporate planning and management positions with Atwood Oceanics, Transocean and Ensco. Mr. Gallegos started his career working as a roughneck on offshore drilling rigs in the United States Gulf of Mexico. Mr. Gallegos is a member of the Society of Petroleum Engineers and the IADC and is a veteran of the United States Army. Mr. Gallegos holds a B.B.A. from Texas A&M University and a Master of Business Administration from Rice University.

Robert J. Barrett, IV, Director.  Mr. Barrett has served on our Board since July 2022.  Mr. Barrett has over 20 years of energy experience as an investor, operations executive, director and advisor.  Mr. Barrett is currently a Partner of Z2 Investment Management, LP, which he co-founded in 2022.  From 2017 to 2022, Mr. Barrett was a Managing Director at Angelo Gordon in the Energy Credit strategy group.  From 2008 until 2017, Mr. Barrett served as an Executive Vice President at Basin Holdings, a private holding company where he held several executive management positions, including Global Head of Corporate Development and Chief Financial Officer of the rental and manufacturing divisions.  Prior to Basin, Mr. Barrett was a member of Credit Suisse’s Special Opportunities Group, a proprietary debt and equity investment team, and worked in investment banking at both UBS and Goldman Sachs.  Mr. Barrett received a B.A. from Georgetown University and M.B.A. from the Darden School at the University of Virginia. Mr. Barrett was appointed by the Board pursuant to the Investor’s Rights Agreements between (i) the Company and GCM and (ii) the Company and MSD Partners, respectively.

Brian D. Berman, Director.  Mr. Berman has served on our Board since April 17, 2023.  Mr. Berman is a founding partner of GCM and has served in such position since 2013. Prior to GCM, Mr. Berman was a Managing Director of the Barclays Asset Management Group from 2006 until 2013. Prior to such time, Mr. Berman was a Managing Director at

Oaktree Capital Management from 1996 to 2006. Prior to Oaktree, Mr. Berman was employed for one year at Tamkin Capital Partners in merchant banking and for five years at Wertheim Schroder & Co. Mr. Berman received a B.S.E. from The Wharton School of the University of Pennsylvania in 1989 and earned an M.B.A. from The UCLA Anderson School of Management in 1996. Mr. Berman was appointed by the Board pursuant to the Investor’s Rights Agreement between the Company and GCM.

Vincent J. Cebula, Director. Mr. Cebula has served on our Board since March 2022.  Mr. Cebula has a decades long history as a director, operating advisor and investor, including over 35 years of experience in private equity and investment banking. In 2021, Mr. Cebula served as an Operating Advisor to Solace Capital Partners, L.P., a middle-market private investment firm, an entity that he co-founded in 2013, and where he served as a Managing Partner until February 2018 and Chief Operating Officer until December 2020. Between 2007 and 2012, Mr. Cebula served as a Managing Director of Jefferies Capital Partners and Jefferies & Company, Inc. Between 1994 and 2007, Mr. Cebula was a Managing Director at Trust Company of the West/Oaktree Capital Management and was one of the original four senior members of Oaktree's Principal Opportunities Funds. Since July 2021, Mr. Cebula has served as an Independent Director of Staffing 360 Solutions, Inc., a publicly traded employment staffing company. Mr. Cebula was originally appointed by the Board pursuant to the Investor’s Rights Agreement between the Company and GCM, but was redesignated in April 2023 as a Company nominee pursuant to such agreement.

Christopher M. Gleysteen, Director. Mr. Gleysteen has served on our Board since March 2022.  Mr. Gleysteen is currently a Principal of MSD Partners. He joined MSD Partners in 2015. From 2013 to 2014, Mr. Gleysteen was an investment analyst at Merchants' Gate Capital LP. Prior to that, Mr. Gleysteen spent four years as an oil services equity research analyst at Simmons & Company International. Mr. Gleysteen received his M.B.A. from The McCombs School of Business of the University of Texas and a B.A. in Government from Harvard University. Mr. Gleysteen currently serves as a director of Vista Proppants & Logistics, Alpine Midstream Holdings, and Knight Energy Services. Mr. Gleysteen was appointed to the Board pursuant to the Investor’s Rights Agreement between the Company and MSD Partners.

Stacy D. Nieuwoudt, Director. Ms. Nieuwoudt has served as a director on the Board since January 2021. Ms. Nieuwoudt is currently a private investor. From 2017 to 2019, Ms. Nieuwoudt served as a Senior Industrial and Energy Analyst for Aptigon Capital, a division of Citadel. From 2010 until 2017, Ms. Nieuwoudt served as a Senior Energy Analyst for Surveyor Capital, also a division of Citadel. Prior to 2010, Ms. Nieuwoudt held various research and analyst positions with Crosslink Capital, Tudor, Pickering, Holt & Co Securities, Encap Investment and Simmons & Company. Ms. Nieuwoudt currently serves as a director of ProFrac Holding Corp., a publicly traded oilfield services company.  Ms. Nieuwoudt graduated from Rice University with a Bachelor of Arts degree in political science and history.

Stockholder Nominations

No material changes have been made to the procedures by which stockholders may recommend nominees to the Board.

CORPORATE GOVERNANCE

We are committed to adhering to sound principles of ethical conduct and good corporate governance. We have adopted a number of corporate governance policies and practices designed to promote the long-term interests of our stockholders, maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. The following are certain of the important corporate governance policies and practices we have adopted.

Committee Charters

We have adopted a charter for each of the three committees of the Board. Each committee charter outlines the authority and responsibilities delegated by the Board to the respective committee; enumerates membership requirements for the committee, including any applicable New York Stock Exchange (“NYSE”) or Securities and Exchange Commission (“SEC”) membership requirements; and sets forth a framework for committee meetings. Summaries of each of the committee charters are set forth below under the heading “Information About our Board and its Committees—Committees of the Board.” Copies of our committee charters are available on our website at https://icdrilling.investorroom.com/corporategovernance.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics—Employees”), which provides the basic principles and guidelines to foster a culture of honesty and accountability and to establish standards of integrity, honesty and ethical conduct that all our officers and employees must follow. We have adopted separate codes of ethics that apply to our senior officers and to our directors, including employee directors, respectively, which are described in more detail below. A copy of our Code of Ethics—Employees is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics—Employees, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics—Employees for executive officers may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics—Employees must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Code of Ethics for Senior Officers of the Company

We have adopted a Code of Ethics for Senior Officers of the Company (“Code of Ethics—Senior Officers”), supplementing the Code of Ethics—Employees, that sets forth the ethical principles by which our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Chief Accounting Officer and other executive officers of the Company are expected to conduct themselves when carrying out their duties. A copy of our Code of Ethics—Senior Officers is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics—Senior Officers, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics—Senior Officers may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics—Senior Officers must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Code of Business Conduct and Ethics for Directors

We have adopted a Code of Business Conduct and Ethics for Directors (“Code of Ethics—Directors”), which provides the basic principles and guidelines to foster a culture of honesty and accountability and to establish standards of integrity, honesty and ethical conduct that all members of the Board must follow. A copy of our Code of Ethics—Directors is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics—Directors, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics—Directors may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics—Directors must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”) in compliance with the corporate governance rules of the NYSE. The Corporate Governance Guidelines provide a flexible framework within which the Board and its committees operate. The Corporate Governance Guidelines cover, among other things, director qualification standards, responsibilities of directors, Board access to management and advisors, compensation of directors and the chief executive officer and evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://icdrilling.investorroom.com/corporategovernance.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy (the “Related Person Transaction Policy”), which provides guidelines for the review and approval of certain transactions, arrangements or relationships involving the Company and any of our directors (or nominees for director), executive officers, stockholders owing more than 5% of the Company and any immediate family members of any such person. As a general matter, we discourage such “related person transactions” because they present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. In addition, our Related Person Transaction Policy is designed to assist the Board in preparing the disclosure that SEC rules require to be included in the Company’s applicable filings under the Securities Act of 1933 as amended (the “Securities Act”) and the Exchange Act. Please see “Certain Relationships and Related Party Transactions—Policies and Procedures for Identifying, Assessing and Approving Related Person Transactions” for additional information regarding our Related Person Transaction Policy. In addition to our Related Person Transaction Policy, which applies only to the persons enumerated above in specified circumstances, we have also adopted a Conflicts of Interest Policy, described in more detail below, which facilitates the general review of possible conflicts of interest for all our employees and our directors.

Conflicts of Interest Policy

We have adopted a Conflicts of Interest Policy (the “Conflicts of Interest Policy”), which provides guidelines and procedures regarding the timely and proper disclosure of possible conflicts of interest a Company employee or director may have in order to allow the Company to review each such possible conflict. Under our Conflicts of Interest Policy, a conflict arises when an individual’s private interest interferes in any way with the interests of the Company as a whole. Our Conflicts of Interest Policy is designed to prohibit directors, officers or other employees from engaging in any business or conduct or entering into any agreement or arrangement that would give rise to actual or potential conflicts of interest and provides guidance on how to report potential conflicts of interest. The Conflicts of Interest Policy supplements our Related Person Transaction Policy and each of our codes of ethics.

Insider Trading Policy

We have adopted an Insider Trading Policy (the “Insider Trading Policy”), which provides guidelines and procedures regarding the purchase and sale of our Common Stock and other securities by our directors, executive officers and other employees. Under our Insider Trading Policy, directors, executive officers and employees are prohibited from engaging in buying or selling of put options, call options or other derivatives of our Common Stock or other securities and from executing short sales or entering into any hedging or pledging arrangement in our Common Stock or other securities. In accordance with our Investor’s Rights Agreements with MSD Partners and GCM, the foregoing Insider Trading Policy applies only to the holder representatives individually and excludes affiliates of such representatives who are the holder parties under the Investor’s Rights Agreements or other affiliates of such holders.

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES

Board Structure

Our business and affairs are managed under the direction of the Board. The Board currently consists of seven directors with three standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Nominating and Corporate Governance Committee. Details as to the membership of the Board and each committee and the function of each committee are provided below. Our Bylaws state that the Board shall initially consist of five members and generally provides that this number may be increased or decreased by a majority vote of the Board. However, no reduction of the authorized number of directors may have the effect of removing any director before the director’s term of office expires. As of the date of this Proxy Statement, the number of board members has been set at seven.

In connection with the Company’s refinancing in March 2022 (the “Refinancing Transaction”) of its then-existing term loan debt by issuing $157.5 million aggregate principal amount of its Notes, we entered into an Investor’s Rights Agreements with each of MSD Partners and GCM.  Pursuant to these agreements, the Company agreed to cause to be appointed to the Board one representative nominated by MSD Partners and one representative nominated by GCM as long as MSD Partners and its affiliates, and GCM and its affiliates, as applicable, continues to own at least $25 million principal amount of Notes. In addition, as long as each such party continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and GCM representatives is independent for NYSE purposes. The proposed representatives are subject to review by the Company’s Nominating and Corporate Governance Committee. Messrs. Barrett, Berman and Gleysteen are currently nominated pursuant to the Investor’s Rights Agreements.

As noted above under “Corporate Governance—Committee Charters,” each committee has a charter, which is available on our website at https://icdrilling.investorroom.com/corporategovernance. Stockholders may also obtain electronic or printed copies of these documents, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Biographies and other background information concerning each of our current directors are set forth under the heading “Proposal 1: Election of Directors—Director Biographies and Qualifications.”

The following table identifies current members of the Board, the standing committees of the Board on which they serve and the chair of each committee as of the date of this Proxy Statement.

	Audit Committee & Corporate Governance Committee	Compensation Committee
James G. Minmier Chairman of the Board		X
J. Anthony Gallegos, Jr. Chief Executive Officer
Robert J. Barrett, IV	X
Brian D. Berman
Vincent J. Cebula	X	Chair
Christopher M. Gleysteen
Stacy D. Nieuwoudt	Chair	X

Attendance at Board and Committee Meetings

In 2023, the Board held ten meetings. Each of our directors attended at least 75% of the meetings of the Board and any Board committee on which he or she served.

Attendance at Annual Meetings

Directors are encouraged, but not required, to attend our Annual Meeting. During 2023, two of our directors attended the 2023 Annual Meeting of Stockholders in person.

Director Independence

The Board has determined that Mr. Minmier, Mr. Barrett, Mr. Cebula and Ms. Nieuwoudt are each independent under the listing standards of the NYSE. Mr. Gallegos, Jr. is not considered independent due to his current employment relationship with us. Mr. Berman and Mr. Gleysteen are not considered independent due to their relationships with GCM and MSD Partners.

In evaluating each director’s independence, the Board considered all of the objective independence standards under applicable NYSE listing standards and SEC rules and the Board also considered each of our directors’ direct and indirect relationships with the Company.

Board Leadership Structure

James G. Minmier, an independent director, currently serves as our Chairman of the Board. Currently, the Board believes that having an independent director serve as Chairman of the Board is in the best interest of the Company. Our Chief Executive Officer is responsible for setting our strategic direction and providing day-to-day leadership, while the Chairman of the Board sets the agenda for Board meetings, presides over Board meetings and provides guidance to the Chief Executive Officer. We believe this structure ensures a greater role for independent directors in the oversight of the Company and active participation from independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board periodically reviews our leadership structure and may make such changes in the future as it deems appropriate.

Executive Sessions

To facilitate candid discussion among the directors, our non-employee directors typically meet in executive session in conjunction with regular Board meetings or as otherwise determined to be necessary. Mr. Minmier, our non-executive Chairman of the Board, presides over and is responsible for preparing an agenda for these meetings.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” along with full and open communication between management and the Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our Chief Executive Officer and other senior officers to discuss strategy and risks facing the Company. Senior management regularly attends Board meetings, provides Board presentations on strategic matters involving our operations and is available to address any questions or concerns raised by the Board on risk management and any other matters.

While the Board is ultimately responsible for risk oversight at the Company, each of the Board committees assists the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and accounting. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance

Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

Board Diversity

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board qualified individuals to be nominated to serve on the Board. In selecting potential Board candidates, the Board considers diversity in its broadest sense, including, among other things, diversity of background, perspective (including as to age, gender and ethnicity), personal and professional experiences and geography, as well as the existing skill set of the Board and the needs of the Company.

We discuss each of our directors’ qualifications and characteristics under the heading “Proposal 1: Election of Directors—Director Biographies and Qualifications.”

Committees of the Board

The Board has three standing committees: (1) the Audit Committee (the “Audit Committee”); (2) the Compensation Committee (the “Compensation Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

Audit Committee

Pursuant to its charter, the Audit Committee’s duties include, but are not limited to, oversight of the following: (1) our accounting and financial reporting process; (2) the integrity of our financial statements; (3) our independent auditor’s qualifications and independence; (4) the performance of our internal audit function and independent registered public accounting firm; and (5) our compliance with legal and regulatory requirements.

The Audit Committee is currently comprised of Ms. Nieuwoudt (committee chair), Mr. Barrett and Mr. Cebula. Each member of the Audit Committee is “financially literate” as defined in the NYSE listing standards. The Board has determined that each of our members of the Audit Committee, qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC.

Under rules implemented by the NYSE and SEC, we are required to have an audit committee comprised of at least three directors who meet the independence standards established by the NYSE and the Exchange Act. We have determined that each member of the Audit Committee is independent under the standards established by both the NYSE and Rule 10A-3 of the Exchange Act.

The Audit Committee met five times during 2023.

Compensation Committee

Pursuant to its charter, the Compensation Committee’s duties include, but are not limited to, the following: (1) establishing salaries, incentive and other forms of compensation for our executive officers; (2) reviewing non-employee director compensation; (3) administering the Company’s incentive compensation and equity plans; (4) reviewing the risks arising from the Company’s compensation policies and practices; and (5) overseeing regulatory compliance with respect to compensation matters.

In connection with these purposes, the Board has delegated to the Compensation Committee the overall responsibility for establishing, implementing, and monitoring compensation for our executive officers. Together with our Chief Executive Officer (except for compensation matters related to our Chief Executive Officer, for which management is not involved), and any other counsel or other advisors deemed appropriate by it, the Compensation Committee reviews and makes a final determination with regard to executive compensation. For example, the Compensation Committee reviews and approves the compensation of our executive officers and makes appropriate adjustments based on Company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee is also responsible for approving all employment agreements related to our executive officers.

In addition, the Board has delegated to the Compensation Committee the responsibility for establishing, implementing and monitoring the compensation for our non-employee directors. Our Compensation Committee establishes, reviews and approves the compensation of our non-employee directors and makes appropriate adjustments based on their performance, duties and responsibilities and the competitive environment. Our Compensation Committee’s primary objectives in establishing and implementing director compensation are to (1) ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership, and (2) use the appropriate mix of long-term and short-term compensation to ensure high Board and/or committee performance.

The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain advice from a compensation consultant to assist in the evaluation of the compensation of the directors, the Chief Executive Officer or other executive officers. The Compensation Committee has direct responsibility for the appointment, compensation and oversight of any such compensation consultant and has sole authority to approve any such consultant’s fees. The Compensation Committee has retained Pearl Meyer, a national executive and director compensation strategy and governance consulting firm, to review and provide recommendations concerning components of the Company’s executive compensation program. The Compensation Committee concluded that no conflict of interest existed that would prevent Pearl Meyer from independently representing the Compensation Committee.

The Compensation Committee is currently comprised of Mr. Cebula (committee chair), Mr. Minmier and Ms. Nieuwoudt. The Board has affirmatively determined that each member of the Compensation Committee meets the definition of independent director for purposes of serving on the Compensation Committee under applicable NYSE rules.

The Compensation Committee met four times during 2023.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee duties include, but are not limited to: (1) monitoring the implementation of sound corporate governance principles and practices; (2) identifying individuals believed to be qualified to become directors of the Company; (3) selecting or recommending candidates for all directorships to be filled; and (4) overseeing the evaluation of the Board.

The Nominating and Corporate Governance Committee is currently comprised of the same three directors as our Audit Committee, which consists of Ms. Nieuwoudt (committee chair), Mr. Barret and Mr. Cebula. Our Board has affirmatively determined that each of the Nominating and Corporate Governance Committee members meet the definition of independent director for purposes of serving on the Nominating and Corporate Governance Committee under applicable NYSE rules.

The Nominating and Corporate Governance Committee met three times during 2023.

Board and Committee Self Evaluations

The Board annually conducts a self-evaluation to assess and identify opportunities to improve its performance. The Nominating and Corporate Governance Committee oversees the Board’s self-evaluation process.

Director Selection and Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for selecting new directors, seeking individuals to become directors when necessary and recommending such individuals to the Board. In seeking candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Currently, the Nominating and Corporate Governance Committee does not require director candidates to possess a specific set of minimum qualifications, as different factors may assume greater or lesser significance at particular times, and the needs of the Board may vary in light of its composition and the Nominating and

Corporate Governance Committee’s perceptions about future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity (including as to gender and ethnicity), age, skill, experience in the context of the needs of the Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character.

The Nominating and Corporate Governance Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or stockholder recommendations, provided that the procedures set forth in “About the Annual Meeting—When are stockholder proposals due for next year’s annual meeting?” are followed. The Nominating and Corporate Governance Committee does not intend to alter how it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of the Board.

Communications with the Board

The Board welcomes communications from our stockholders and other interested parties. Stockholders or interested parties wishing to communicate directly with the Board, any individual director, the Chairman of the Board, any non-management director or the independent directors as a group may do so by writing to them care of Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Corporate Secretary will forward appropriate communications. Any concerns related to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the committee chair of the Audit Committee as appropriate.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Identifying, Assessing and Approving Related Person Transactions

We maintain a “Related Person Transaction Policy,” as described above, that provides guidelines for the review and approval of certain transactions, arrangements or relationships involving the Company and any of our directors (or nominees for director), executive officers, stockholders owning more than 5% of the Company and any immediate family members of any such person (“Related Person”). As a general matter, we discourage such “related person transactions” because they present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. Such related person transactions are also subject to our Conflicts of Interest Policy and our Codes of Business Conduct and Ethics, which restrict the ability of our directors, officers and employees to engage in business or conduct or entering into any agreement or arrangement that would give rise to an actual or potential conflict of interest. See “Corporate Governance” above for additional information on each of these governance policies. Each year, we are required to disclose certain transactions between the Company and a Related Person, as well as our policies concerning related person transactions. Our Related Person Transaction Policy is intended to assist us in complying with the disclosure obligations concerning these transactions under applicable SEC rules.

Pursuant to our Related Person Transaction Policy, the Nominating and Corporate Governance Committee is generally required to review the material facts and either approve or disapprove, those related party transactions, in which (1) the aggregate amount involved exceeds, or is expected to exceed, $120,000 in any calendar year and (2) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director of, or holding less than a 10% beneficial ownership interest in, another entity). Thereafter, on at least an annual basis, the Nominating and Corporate Governance Committee is required to review and assess any ongoing transaction, arrangement or relationship with the Related Person to confirm that such transaction, arrangement or relationship remains appropriate. Any member of the Nominating and Corporate Governance Committee who is a Related Person with respect to the transaction will be recused from the review and approval process.

We annually distribute a questionnaire to our executive officers and directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Conflicts of Interest Policy, the Codes of Business Conduct and Ethics and the Related Person Transaction Policy. Additionally, the Nominating & Governance Committee and the Board review any related person transactions involving non-employee directors as part of the annual determination of their independence.

Related Person Transactions

In connection with the Refinancing Transactions that occurred during 2022, we issued to affiliates of MSD Partners (the “MSD Investors”) $78.9 million principal amount of Notes and entered into an Investor’s Rights Agreement permitting MSD Partners to nominate one director to our Board so long as MSD Partners and its affiliates continue to own $25.0 million principal amount of Notes.  We also issued to GCM $78.6 million principal amount of Notes and entered into an Investor’s Rights Agreement with GCM that permits GCM to designate one director on the same terms. In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and the GCM representatives is independent for NYSE purposes. The proposed representatives are subject to review by our Nominating and Corporate Governance Committee.  Following the Sunset Date for the applicable party, MSD Partners and/or GCM, as applicable, will cause its designee to offer to tender his or her resignation, unless otherwise requested by the Board, and the third representative may be removed by the Board.

Pursuant to the Investor’s Rights Agreements, the MSD Investors designated Christopher Gleysteen, a Principal on MSD Partners’ Credit Team and employee of MSD Partners, to serve on our Board, and GCM nominated Brian D. Berman, a founding partner of GCM, to serve on our Board.  Mr. Barrett was designated by the MSD Partners and GCM designees to serve on our Board.

The Notes mature on March 18, 2026.  The Notes have a cash interest rate of SOFR plus 12.5%. The Notes have an initial PIK interest rate of SOFR plus 9.5%.  During fiscal 2022 and fiscal 2023, the Company paid interest under the Notes in cash or in-kind in the aggregate amount of $18.5 million and $25.9 million, respectively.

The Indenture governing the Notes includes a covenant of the Company to maintain financial liquidity, comprised of cash and availability under the Company’s revolving line of credit, of at least $10 million. The Indenture also contains limitations on restricted payments (including based on a fixed charge coverage ratio and net leverage ratio), and limitations on the Company making capital expenditures During 2022 and 2023, the Noteholders consented to increases in capital expenditures above the capital expenditure restrictive covenant amount in the amounts of $10.6 million and $16.9 million respectively.  In 2024, the Noteholders agreed to amend the capital expenditure restrictive covenant amount by permitting capital expenditures aggregating $14.8 million during the nine months ended September 30, 2024 and $11.25 million during the nine months ended June 30, 2025.  In addition, capital expenditures funded with proceeds from equity offerings are permitted and are excluded from this covenant. If and when the Company has limited excess availability under the Company’s revolving line of credit agreement, the Indenture also requires the Company to maintain a fixed charge coverage ratio of at least 1.00 to 1.00.

The Notes are secured by a first priority lien on collateral other than accounts receivable, deposit accounts and other related collateral pledged as first priority collateral under our revolving credit facility (“Revolver Collateral”) and a second priority lien on such Revolver Collateral and are unconditionally guaranteed by all of our current and future direct and indirect subsidiaries.

Concurrently with the private placement of the Notes, the MSD Investors were issued an aggregate of 1,701,000 Shares and GCM was issued an aggregate of 567,000 shares in a private placement pursuant to a Fee Letter, dated March 18, 2022, by and among the MSD Investors and GCM.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee has served as an officer or employee of the Company. None of the members of the Compensation Committee has had any substantial business dealings with the Company. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Board is providing stockholders with an advisory vote on executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act and Section 14A of the Exchange Act. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this Proxy Statement beginning on page 44.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers. The underlying core principles of our executive compensation program are to:

●	Align the interests of our executives with those of our Stockholders;
●	Integrate compensation with our business plans and strategic goals;
●	Link the amount of compensation to both company and individual performance goals; and
●	Provide fair and competitive compensation opportunities that attract and retain executives.

The “Compensation Discussion and Analysis” section of this Proxy Statement, which begins on page 32, describes our executive compensation program and the executive compensation decisions made by the Compensation Committee and Board for fiscal 2023 in more detail. Important considerations include:

●	A significant portion of the compensation paid or awarded to our named executive officers in fiscal 2023 was “performance-based” or “at-risk” compensation that is tied directly to the achievement of financial and other performance goals or long-term stock price performance.
●	Our executive officers receive only modest perquisites and have modest severance and change-in-control arrangements.
●	We have adopted a clawback policy.

We believe that our executive compensation program and related decisions link pay to performance. For example, in 2023 77% of our Chief Executive Officer’s target compensation was tied to performance and stock-based compensation, and over the past five years, our Chief Executive Officer’s realized pay was only 38% of total target compensation, reflecting challenging conditions in the contract drilling industry and market conditions. Accordingly, the Board recommends that our Stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our Stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

Stockholders are not ultimately voting to approve or disapprove the recommendation of the Board. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of this advisory vote when considering future executive compensation decisions.

The next say-on-pay vote is anticipated to occur at our 2025 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3: THE AUDITOR PROPOSAL

Information Regarding our Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for 2024. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Moss Adams will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Moss Adams as independent registered public accounting firm will require approval of a majority of the votes cast at the Annual Meeting, in accordance with Section 1.7 of the Company’s Bylaws. In accordance with NYSE rules, a proposal to ratify independent registered public accounting firm is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions will not be counted in votes cast and therefore will not have any effect on the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Moss Adams as independent registered public accounting firm.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2024.

Audit and Other Fee Information

Set forth below is a summary of certain fees paid to Moss Adams for services related to the fiscal year ended December 31, 2023.

Year Ended December 31,
2023
Audit Fees(1)	$456,500
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$456,500

(1)	“Audit Fees” consisted of amounts incurred for services performed in association with the annual audit of our consolidated financial statements and the review of financial statements included in our quarterly reports on Form 10-Q.

BDO USA, P.C. (“BDO”) served as the Company’s independent registered public accounting firm in 2022.  Set forth below is a summary of certain fees paid to BDO for services related to each of the fiscal years ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$446,929	$1,074,899
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$446,929	$1,074,899

(1)	“Audit Fees” consisted of amounts incurred for services performed in association with the annual audit of our consolidated financial statements and internal control over financial reporting and the review of financial statements included in our quarterly reports on Form 10-Q, the filing of our registration statements, the filing of our annual proxy statement and other services normally provided by the Company’s independent registered public accounting firm in connection with regulatory filings for the fiscal years shown.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee requires that the Audit Committee pre-approve all audit services and, subject to any applicable exceptions, any permissible non-audit services to be performed for the Company by Moss Adams. The Audit Committee may delegate this authority to one or more members of the Audit Committee and such delegate(s) must present their pre-approval decisions to the Audit Committee at its next meeting. The charter of the Audit Committee also requires that the Audit Committee confirm that Moss Adams is not engaged to perform any of the non-audit services set forth in an exhibit to the Audit Committee charter. The Audit Committee pre-approved 100% of the services described above opposite the caption “Audit Fees.”  No fees were incurred or paid to Moss Adams for “Audit-Related Fees”, “Tax Fees” and “Other Fees.”

REPORT OF THE AUDIT COMMITTEE

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Information About our Board and its Committees—Committees of The Board” beginning on page 15 of this Proxy Statement. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in this report.

The Board appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Moss Adams as the Company’s independent registered public accounting firm for fiscal year 2024 (and the Audit Committee is seeking ratification by the Company’s stockholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “10-K”), the Audit Committee:

●	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;
●	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s audit;
●	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditor and with appropriate Company financial and compliance personnel;

●	discussed with the Company’s senior management and the Company’s internal auditor the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;
●	reviewed and discussed with the independent auditor (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent auditor’s independence, and (4) the matters required to be discussed with the Audit Committee under the Public Company Accounting Oversight Board applicable Auditing Standard 1301, “Communications with Audit Committees”; and
●	based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent registered public accounting firm and the Company’s internal auditors, recommended to the Board the inclusion of the audited financial statements of the Company in the 10-K.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2023 and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee held five meetings in 2023 and met regularly with management and the independent and internal auditors, including private discussions conducted with the independent registered public accounting firm and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (1) the receipt, retention, investigation and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm and internal auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

Respectfully submitted by the Audit Committee of the Board of Independence Contract Drilling, Inc.

Stacy Durbin Nieuwoudt (Committee Chair)
Robert J. Barrett, IV
Vincent J. Cebula

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and the written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) were timely made for the fiscal year ended December 31, 2023.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following sets forth certain information regarding our equity compensation plan as of December 31, 2023.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	2,348,490(1)	$5.19(2)	891,790(1)(3)
Equity compensation plans not approved by security holders(4)	—	—	—

(1)	Assumes 100% of target shares issued upon vesting of performance stock units. Actual number of shares issued on vesting could be between zero and 1.725 times the target award amount.
(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance stock units.
(3)	Represents securities remaining available for future issuance under the 2019 Omnibus Plan.
(4)	We do not maintain any equity compensation plans that have not been approved by stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the Record Date, for: (1) each person known by us to beneficially own more than 5% of our Common Stock; (2) each of our directors and director nominees; (3) each of our NEOs, as such term is defined by the SEC; and (4) all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares beneficially owned, the shares acquirable within 60 days and the percentages of beneficial ownership are based on 15,213,277 shares of Common Stock outstanding as of the Record Date, the number of shares owned on the Record Date and the number of shares acquirable within 60 days of the Record Date by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13G or 13D, which amounts are based on holdings as of December 31, 2023, or as otherwise disclosed in such filings or the footnotes below.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of Common Stock listed as beneficially owned by them.

				Percent of
		Shares		Common
	Shares	Acquirable		Stock
	Beneficially	within 60		Beneficially
Name and Address of Beneficial Owners(1)(2)	Owned (3)	days (4)	Total	Owned
5% Stockholders:
MSD Partners, L.P.(5)	1,701,000	1,655,982	3,356,982	19.9%
Glendon Capital Management L.P.(6)	—	1,671,603	1,671,603	9.9%
Karlin Asset Management, Inc. (7)	1,373,297	—	1,373,297	9.0%

Directors and NEOs:
James G. Minmier(8)	95,731	—	95,731	*
J. Anthony Gallegos, Jr.(9)	550,789	—	550,789	3.6%
Robert J. Barrett, IV(10)	69,124	—	69,124	*
Brian D. Berman(11)	—	—	—	*
Vincent J. Cebula(12)	77,503	—	77,503	*
Christopher M. Gleysteen(13)	—	—	—	*
Stacy Durbin Nieuwoudt(14)	96,149	—	96,149	*
Philip A. Choyce(15)	254,750	—	254,750	1.7%
Scott A. Keller(16)	147,885	—	147,885	*

All Directors and Executive Officers as a Group (11 persons):(17)	1,499,746	—	1,499,746	9.9%

*      Less than 1%.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership.
(2)	The address for each NEO and director set forth in the table, unless otherwise indicated, is c/o Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070.
(3)	Amounts shown include common stock and restricted stock awards beneficially owned as of the Record Date, except for the amounts reported in filings on Schedule 13G or 13D, which amounts are based on holdings as of December 31, 2023, or as otherwise disclosed in such filings. Unvested restricted stock units, performance units and cash-settled awards that have not vested have been excluded from this figure but have been summarized in the footnotes to this table.
(4)	Reflects the number of shares that could be purchased upon the exercise of options, warrants or other right of conversion held by the named person as of the Record Date or within 60 days of the Record Date.
(5)	As reported on an amended Form 13D filed by MSD Partners with the SEC on February 14, 2023 and additional information available to the Company. Includes 1,002,229 shares of our common stock owned directly by MSD PCOF Partners LXXII, LLC (“MSD PCOF Partners”), 369,117 shares of our common stock owned directly by MSD Credit Opportunity Master Fund, L.P. (“MSD Master Fund”), and 329,654 shares of our common stock owned directly by MSD Private Credit Opportunity (NON-ECI) Fund, LLC (“MSD Private Credit Fund”). The foregoing beneficial ownership reflects the operation of a 19.9% “Restricted Ownership Percentage” with respect to the reporting person and its affiliates (including MSD Capital) in connection with shares of our Common Stock issuable upon conversion of Notes owned by the reporting person and its affiliates, including (i) $55,797,632 aggregate principal amount of Notes held directly by MSD PCOF Partners, (ii) $20,550,044 aggregate principal amount of Notes held directly by MSD Master Fund, and (iii) $18,352,989 aggregate principal amount of Notes held directly by MSD Private Credit

Fund. MSD Partners, MSD PCOF Partners, and MSD Private Credit Fund are organized under the laws of the State of Delaware. MSD Master Fund is organized under the laws of the Cayman Islands. MSD Partners is the investment manager for each of MSF Master Fund, MSD PCOF Partners and MSD Private Credit Fund. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners. Each of John C. Phelan, Marc R. Lisker and Brendan Rogers is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP. The principal business of MSD Master Fund, MSD PCOF Partners and MSD Private Credit Fund, is purchasing, holding and selling securities for investment purposes. The principal business of MSD Partners is investment management. The principal business of MSD GP is serving as the general partner of MSD Partners. The principal business address of each of MSD Partners, MSD Master Fund, MSD PCOF Partners and MSD Private Credit Fund is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.
(6)	As reported on Amendment No. 2 to Form 13D filed by GCM on April 19, 2023 and additional information available to the Company. GCM beneficially owns no shares of our Common Stock. In addition, subject to the applicable Restricted Ownership Percentage, GCM may also be deemed to beneficially own 20,914,106 shares of our Common Stock underlying the $94,322,618 principal amount of the Notes held by Glendon Opportunities Fund II, L.P., a private fund for which GCM acts as the investment manager (“G2”). The Notes held by G2 are convertible into shares of our Common Stock at the option of the holder at a conversion price of $4.51 per share. Pursuant to the terms of the Notes, a holder of the Notes is not entitled to receive any shares of our Common Stock upon conversion of any Notes held by such holder, to the extent that such holder, together with such holder’s affiliates and any other person whose beneficial ownership of our Common Stock would be aggregated with such holder’s for the purposes of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder, would beneficially own a number of shares of our Common Stock in excess of the Restricted Ownership Percentage. GCM’s “Restricted Ownership Percentage” is 9.9% of the shares of our Common Stock then issued and outstanding, which percentage may be changed to 19.9% at the holder’s election upon 61 days’ notice to the Company. Mr. Christopher Sayer is a partner and investment committee member of GCM and has been delegated authority by GCM to direct the voting and disposition of shares of Common Stock held by GCM, and thus is deemed to share voting power for the shares beneficially owned by GCM and G2. The addresses for GCM and Mr. Sayer is 2425 Olympic Blvd, Suite 500E, Santa Monica, CA 90404. The business address of G2 is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd, George Town, Grant Cayman, KY1-9008, Cayman Islands.
(7)	As reported on Schedule 13G filed on August 25, 2023. Karlin Asset Management, Inc. (“KAM”), Karlin Energy, LLC. (“KE”), Karlin Holdings, L.P. (“KH”) and Gary Karlin Michelson MD Living Trust (“Karlin Trust”) are deemed to share power to vote and dispose of 1,373,297 shares of our Common Stock. KAM is the manager of Karlin Energy and is the General Partner of Karlin Holdings. Karlin Holdings is the sole member of Karlin Energy. Karlin Trust is the sole owner of KAM and Gary Karlin Michelson is the trustee of Karlin Trust and the sole director of KAM. The business address of each of the reporting persons is 11755 Wilshire Blvd, Suite 1400, Los Angeles, California 90025.
(8)	Includes 33,334 shares of restricted stock that vest on February 27, 2025. Excludes 16,666 phantom restricted stock units that will be settled in cash that vest on February 27, 2025.
(9)	Includes 192,500 shares of restricted stock that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027. Excludes (i) 218,000 shares underlying restricted stock units that vest on December 31, 2024, (ii) 81,010 shares underlying restricted stock units that vest in two equal installments on February 10, 2025 and February 10, 2026 (one-third of which will be cash-settled), (iii) 81,010 shares underlying performance restricted stock units that will not vest until February 10, 2026 based upon achievement of certain performance measures (one-third of which will be cash-settled), and (iv) 654,001 stock appreciation rights with a $5.19 strike price, two-thirds of which is vested and one-third of which vests quarterly June 18, 2024 until fully vested on March 18, 2025. Also excludes the following cash-settled awards: (i) 288,750 phantom performance restricted stock units that will not vest until February 10, 2027 based upon achievement of certain performance measures; (ii) 96,250 phantom restricted stock units that will be settled in cash that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027; and (iii) 1,405,537 fully vested stock appreciation rights with a $5.73 strike price.
(10)	Includes 33,334 shares of restricted stock that vest on February 27, 2025. Excludes 16,666 phantom restricted stock units that will be settled in cash that vest on February 27, 2025. Also excludes 13,675 shares underlying restricted stock units that will vest in equal increments on each of July 1, 2024 and July 1, 2025 and 6,838 phantom restricted stock units settled in cash that will vest in equal increments on each of July 1, 2024 and July 1, 2025.

(11)	Excludes shares beneficially owned by GCM for which Mr. Berman disclaims any beneficial ownership.
(12)	Includes 33,334 shares of restricted stock that vest on February 27, 2025. Excludes 16,666 phantom restricted stock units that will be settled in cash that vest on February 27, 2025. Excludes 8,251 (one-third of which will be cash-settled) shares underlying restricted stock units which vest on March 18, 2025.
(13)	Excludes shares beneficially owned by MSD Partners for which Mr. Gleysteen disclaims any beneficial ownership.
(14)	Excludes 33,334 shares of restricted stock that vest on February 27, 2025. Excludes 16,666 phantom restricted stock units that will be settled in cash that vest on February 27, 2025.
(15)	Includes 94,350 shares of restricted stock that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027. Excludes (i) 75,826 shares underlying restricted stock units that vest on December 31, 2024, (ii) 35,664 shares underlying restricted stock units that vest in two equal installments on February 10, 2025 and February 10, 2026 (one-third of which will be cash-settled), (iii) 35,664 shares underlying performance restricted stock units that will not vest until February 10, 2026 based upon achievement of certain performance measures (one-third of which will be cash-settled), and (iv) 263,022 stock appreciation rights with a $5.19 strike price, two-thirds of which is vested and one-third of which vests quarterly June 18, 2024 until fully vested on March 18, 2025. Also excludes the following cash-settled awards: (i) 141,525 phantom performance restricted stock units that will not vest until February 10, 2027 based upon achievement of certain performance measures; (ii) 47,175 phantom restricted stock units that will be settled in cash that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027; and (iii) 522,638 fully vested stock appreciation rights with a $5.73 strike price.
(16)	Includes 61,334 shares of restricted stock that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027. Excludes (i) 47,392 shares underlying restricted stock units that vest on December 31, 2024, (ii) 19,331 shares underlying restricted stock units that vest in two equal installments on February 10, 2025 and February 10, 2026 (one-third of which will be cash-settled), (iii) 19,331 shares underlying performance restricted stock units that will not vest until February 10, 2026 based upon achievement of certain performance measures (one-third of which will be cash-settled), and (iv) 184,826 stock appreciation rights with a $5.19 strike price, two-thirds of which is vested and one-third of which vests quarterly June 18, 2024 until fully vested on March 18, 2025. Also excludes the following cash-settled awards: (i) 92,000 phantom performance restricted stock units that will not vest until February 10, 2027 based upon achievement of certain performance measures; (ii) 30,666 phantom restricted stock units that will be settled in cash that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027; and (iii) 294,137 fully vested stock appreciation rights with a $5.73 strike price.
(17)	Includes 441,476 shares of restricted stock that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027. Excludes (i) 400,457 shares underlying restricted stock units that vest on December 31, 2024, (ii) 158,990 shares underlying restricted stock units that vest in two equal installments on February 10, 2025 and February 10, 2026 (one-third of which will be cash-settled), (iii) 158,992 shares underlying performance restricted stock units that will not vest until February 10, 2026 based upon achievement of certain performance measures (one-third of which will be cash-settled), and (iv) 1,347,099 stock appreciation rights with a $5.19 strike price, two-thirds of which is vested and one-third of which vests quarterly June 18, 2024 until fully vested on March 18, 2025. Also excludes the following cash-settled awards: (i) 636,088 phantom performance restricted stock units that will not vest until February 10, 2027 based upon achievement of certain performance measures; (ii) 220,737 phantom restricted stock units that will be settled in cash that vest in equal one-third installments on February 27, 2025, February 27, 2026 and February 27, 2027; and (iii) 2,627,849 fully vested stock appreciation rights with a $5.73 strike price.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board. The following table sets forth certain information as of the date of this Proxy Statement regarding our executive officers:

Name	Age	Position
J. Anthony Gallegos, Jr.	54	President and Chief Executive Officer
Philip A. Choyce	57	Executive Vice President and Chief Financial Officer
Philip A. Dalrymple	44	Senior Vice President - Operations
Scott A. Keller	44	Senior Vice President - Business Development
Katherine Kokenes	52	Vice President and Chief Accounting Officer

There are no family relationships among any of our directors and executive officers.

The following biographies describe the business experience of our executive officers.

J. Anthony Gallegos, Jr., Director, President and Chief Executive Officer. See Mr. Gallegos’ biography included on page 10 of this Proxy Statement.

Philip A. Choyce, Executive Vice President and Chief Financial Officer. Mr. Choyce is one of our original founders and has served as our Executive Vice President and Chief Financial Officer since August 2016, as our Senior Vice President and Chief Financial Officer from March 2012 to August 2016, and as our Senior Vice President and General Counsel from November 2011 until March 2012. From 2009 until 2011, Mr. Choyce was the owner of The Choyce Firm, which provided legal services to domestic and international oil and gas services companies. Mr. Choyce served as the Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Grant Prideco, Inc., one of the world’s largest suppliers of drill pipe and drill bits, from its spinoff into a new public company in 2000 until its sale to National Oilwell Varco in 2008. Prior to joining Grant Prideco, Mr. Choyce was a Senior Associate at Fulbright & Jaworski LLP. Mr. Choyce began his career as a certified public accountant at Ernst & Young LLP. Mr. Choyce graduated from Texas A&M University - College Station with a B.B.A. in Accounting and received his law degree from the University of Texas in Austin.

Philip A. Dalrymple, Senior Vice President - Operations. Mr. Dalrymple has served as our Senior Vice President - Operations since December 2020 and served as our Vice President - Operations from November 2019 until December 2020 and as our Vice President - Operations - East from October 2018 through October 2019. Mr. Dalrymple also served as our Vice President - Operations from August 2016 until October 2018. Mr. Dalrymple joined us in January 2013, serving in increasing roles of responsibility, including Drilling Superintendent from January 2013 until October 2013 and Operations Manager from November 2013 until his promotion to Vice President - Operations in August 2016. Prior to joining us, Mr. Dalrymple was employed at Rowan Companies, most recently as lead project engineer overseeing construction of offshore drilling rigs from 2010 until 2013. From 2000 until 2010, Mr. Dalrymple served in increasing roles of responsibility in Rowan’s drilling operations, including rig manager and safety specialist. Mr. Dalrymple earned a B.S. in Mechanical Engineering Technologies from Texas A&M University - College Station.

Scott A. Keller, Senior Vice President - Business Development. Mr. Keller has served as our Senior Vice President - Business Development since December 2020 and served as our Vice President - Sales and Marketing from October 2018 until December 2020. Prior to joining us, Mr. Keller served as Vice President of Marketing at Sidewinder from September 2017 until October 2018, Director of Marketing from 2014 until September 2017, and as Marketing Manager for Sidewinder from 2012 until 2014. Prior to joining Sidewinder, Mr. Keller held the position of International Business Development Manager for Allis Chalmers Energy from March 2007 to November 2011. Prior to joining Allis Chalmers, Mr. Keller held sales and business development roles for several oilfield service companies including Quality Rental Tools and Varco. Mr. Keller holds a B.B.A. from Texas A&M University - College Station and is a member of the Society of Petroleum Engineers and the International Association of Drilling Contractors.

Katherine Kokenes, Vice President and Chief Accounting Officer. Ms. Kokenes has served as our Vice President and Chief Accounting Officer since December 2020 and as our Chief Accounting Officer from May 2020 until

December 2020. Prior to May 2020, Ms. Kokenes served as our Director of Financial Reporting from June 2015 to May 2020 and as our Corporate Controller from August 2013 to June 2015. Prior to joining us, Ms. Kokenes held various positions of increasing responsibility at Nabors Industries, Ltd., including Assistant Controller. Ms. Kokenes is a certified public accountant and holds a B.B.A. in Accounting from the University of Texas at Arlington.

COMPENSATION DISCUSSION AND ANALYSIS

We are a Smaller Reporting Company under the applicable rules and regulations of the Securities and Exchange Commission, and thus are not required to include a Compensation Discussion and Analysis (“CD&A”) in this Proxy Statement. However, we believe providing this CD&A on a voluntary basis constitutes good corporate governance and provides our stockholders with valuable information regarding our executive compensation practices. In particular, this CD&A is designed to provide you with a better understanding of our compensation philosophy and how our Compensation Committee makes decisions regarding compensation for our named executive officers (“NEOs”) listed below.

Name	Principal Position During 2023
J. Anthony Gallegos, Jr.	President and Chief Executive Officer
Philip A. Choyce	Executive Vice President and Chief Financial Officer
Scott A. Keller	Senior Vice President - Business Development

Company Overview

We are a United States land-based contract driller, geographically focused on our target markets of Texas and its contiguous states. Our operations and demand for our contract drilling services is materially impacted by changes in oil and natural gas prices.

The following chart summarizes the Company’s operating revenues and adjusted EBITDA compared to the overall United States land-based average rig count during fiscal 2019 through fiscal 2023.

Influence of Say-on-Pay Results on Executive Compensation Decisions

We consider the results of “say-on-pay” voting from prior annual meetings. At the 2023 Annual Meeting, the say-on-pay advisory vote on executive compensation received the affirmative vote from greater than 85% of the shares voting on such matter.

We believe the following actions taken by us in 2023 continue to strengthen our executive compensation program and further align it with the interests of our stockholders:

●	Selection of Peer Groups. We continually review our peer group to remove companies that would be outsized or no longer appropriate for inclusion based upon a change in status. For our Compensation Peer Group (defined below) utilized in making 2023 compensation decisions, we updated the 2022 peer group to eliminate peers who had been acquired or had become outliers with respect to revenues and comparative measurements. For our 2023 compensation study, based upon information provided to us by Pearl Meyer, the Company’s relative size ranking compared to this peer group was as follows: 48th percentile in revenues, 70th percentile in total assets, 52nd percentile in total enterprise value; and 46th percentile in total employees.
●	Primary Weighting Towards Objective Performance Measures. We continue to structure our long-term incentive programs to emphasize performance-based equity compensation and realized value for all awards ultimately tied to the value or performance of our Common Stock. In addition, a significant portion of our executives’ annual cash compensation is tied to pre-determined financial and strategic performance measures.

Key Compensation Practices and Policies

We strive to align executive compensation with stockholder interests and to incorporate strong governance standards within our compensation program, including:

●	Focus on Equity and Performance-Based Compensation. For 2023, 77% of target compensation for our CEO was at-risk and performance based and 65% of target compensation for our other NEOs was at-risk and performance based.
●	Compensation Committee Independence. 100% of our Compensation Committee members are independent.
●	Minimum Vesting Periods. We have included a minimum vesting period of one year or more under every long-term incentive award granted under our existing incentive plan. Additionally, the 2019 LTIP Plan expressly provides that all awards must have minimum one-year or more vesting periods, subject to certain de minimis exceptions.
●	Capping Award Values When Appropriate. For awards based in part on the Company’s relative total shareholder return (“TSR”) performance, we cap or reduce vesting based upon the Company’s TSR performance.
●	Anti-Hedging and Anti-Pledging Policies. Our Insider Trading Policy, which applies to all our employees and directors, prohibits hedging and pledging our securities.
●	Double Trigger Payments Upon Change of Control. All of our executive employment agreements include double trigger change of control severance payment conditions.
●	Clawback Policy. In addition to our overall clawback policy, all our stock plans include specific clawback provisions permitting us to recoup annual and long-term incentive compensation in the event of certain financial misstatements or other situations constituting cause.
●	Executive Perquisites. We do not provide significant perquisites to our executive officers.
●	Excise Tax Gross Ups. The Company’s policy is to not provide for excise tax gross ups in the event of a change of control of the Company.
●	Stock Ownership Guidelines for Executive Officers and Directors. We maintain stock ownership guidelines for directors and executive officers. Our CEO is required to maintain stock ownership equal to four times his annual compensation.
●	Engagement of Independent Compensation Consultants. We engaged Pearl Meyer to assist us in measuring and evaluating our director and executive compensation programs.
●	Burn-Rate Analysis. We regularly perform burn rate analysis under our stock plans.
●	Stock Grant Practices. We do not reload, reprice or back-date stock options or grant stock options with an exercise price less than the fair market value on the date of grant.

CEO Realized Pay Compared to Target Compensation

In analyzing the effectiveness of the Company’s executive compensation program in successfully linking actual pay to our executives to the performance of the Company, we compare actual compensation paid as reported on the executive’s IRS Form W-2 to target compensation over time.  We believe this is an effective measure because utilizing actual W-2 compensation reported to the IRS captures the actual value that the executive receives upon payment of annual incentive compensation, vesting of restricted stock units or exercise of stock appreciation rights (“SARs”) or stock options.

The table below illustrates “realized total compensation” for our CEO in contrast to the original target total compensation opportunity awarded during the past five fiscal years and reported pay in the Summary Compensation Table on page 44 of this Proxy Statement and prior proxy statements.

				Realized Pay as a %
	Summary	Target	Total	Summary
Fiscal	Compensation	Total	Realized	Compensation	Target Total
Year	Table ($)(1)	Compensation($)(2)	Pay($)(3)	Table	Compensation
2019	1,532,435	2,363,000	1,049,028	68%	44%
2020	849,045	2,654,000	743,116	88%	28%
2021	2,070,772	2,654,000	506,038	24%	19%
2022	5,857,481	5,308,000	862,199	15%	16%
2023	1,970,300	2,325,200	2,585,831	131%	111%
	12,280,033	15,304,200	5,746,212	47%	38%

(1)	Total compensation for our CEO, from 2019 through 2023, as reported on our Summary Compensation Table in this Proxy Statement, as well as proxy statements for prior years.
(2)	Total target compensation for our CEO determined by our Compensation Committee based upon data prepared by our independent compensation consultant, Pearl Meyer.
(3)	Total realized pay represents executive’s W-2 compensation in the applicable year.
(4)	In connection with the negotiation of the Refinancing Transactions in 2022, the Company set target compensation for our CEO at 2x normal grant levels.

Determining Total Target Compensation

Our executive compensation program is highly variable, and performance based. The primary components of our executive program are base salary and annual and long-term incentives. Consistent with this approach, our program includes fixed compensation in the form of base salary for our NEOs, while annual and long-term incentives comprised approximately 80% of our CEO’s target compensation and 67% of our other NEOs. Our program is also heavily weighted towards variability of our stock price with the ultimate value of the long-term incentives (consisting of RSUs and performance stock units) depending on our stock price.

At the Compensation Committee’s request, Pearl Meyer conducts an annual executive compensation review to benchmark the Company’s executive compensation relative to our Compensation Peer Group with supplemental data from published market surveys. The Compensation Committee uses this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, are within industry norms and the Company’s stated strategy.

Pearl Meyer supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. We believe using survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive talent. In addition, the survey data also includes data from companies that are comparable to us in terms of size and scale.

When making total compensation decisions for our NEOs, we seek to set target compensation at the median level compared to analysis performed by Pearl Meyer.

The following charts illustrate the 2023 target mix of target compensation elements for our CEO and other NEOs:

How We Make Executive Compensation Decisions

The Role of the Compensation Committee

Our Compensation Committee determines our overall compensation philosophy, sets the compensation of our CEO and approves the compensation of our NEOs and other executive officers. In making compensation decisions, the Compensation Committee considers a variety of factors, including without limitation, our financial results, our strategic goals and accomplishments, the performance potential of our CEO and other executive officers, peer group compensation, survey data, overall compensation paid in prior years, the retention value of long-term compensation plans and the recommendations of our CEO. The Compensation Committee has the authority to retain compensation consultants, outside counsel or other advisors to assist the Compensation Committee in the discharge of its duties.

The Role of Management

Our CEO recommends the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Compensation Committee regarding salary adjustments, annual incentive compensation program payout multiples and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of each executive’s performance and contributions to the Company, the performance of business functions under his direct supervision (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions and the Company’s overall performance. Although the Compensation Committee considers the CEO’s recommendations with respect to other executive officers, the Compensation Committee makes all final determinations regarding executive compensation, including determining our CEO’s compensation.

The Role of Independent Compensation Consultants

The Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant since July 2014. Pearl Meyer advises the Compensation Committee on executive compensation matters and assists in developing and implementing our executive compensation program. As required by SEC and NYSE rules, the Compensation

Committee has assessed the independence of Pearl Meyer and concluded that their work did not raise any conflicts of interest during 2023.

How We Use Market Data

Pearl Meyer uses compensation data gathered from our Compensation Peer Group, as well as supplemental data from market surveys to benchmark our executive officer compensation. Our review of this data typically focuses on the main elements of executive officer compensation: base salary, annual incentive cash award opportunity, long-term compensation and total direct compensation. Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual cash award opportunities, as it provides the best indication of competitive compensation levels for our executive officer.

The Role of Peer Groups and Benchmarking

The Compensation Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below. The Performance Peer Group is comprised of United States land-based contract drillers and other oilfield service companies that were chosen due to similarity of services provided, operating footprint, business focus, and competitive conditions. The Compensation Peer Group is a group of companies that would be considered peers for executive talent purposes based on a combination of factors, including size and industry. The Compensation Peer Group is similar to the Company in terms of size and scope of operations, although, due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and larger than the Company. Additionally, we have excluded certain Performance Peer Group companies from the Compensation Peer Group because of dissimilarity in size.

The Compensation Committee annually reviews the companies comprising each peer group and revises each group as it deems appropriate after consultation with Pearl Meyer. For 2023, the Compensation Committee utilized the following peer groups:

2023 Peer Groups
Performance (“Performance Peer Group”)	Helmerich & Payne Nabors Industries, Ltd Patterson-UTI, Inc. Precision Drilling, Inc.	Ensign Energy Services, Inc. RPC, Inc. ProPetro Holding Corp. Nextier Oilfield Solutions Inc.
Compensation (“Compensation Peer Group”)	Dril-Quip, Inc. Flotek Industries Geospace Technologies Corp. Gulf Island Fabrication, Inc. NCS Multistage Holdings, Inc.	Nine Energy Services, Inc. PHX Energy Services Corp. Solaris Oilfield Infrastructure Inc. Tetra Technologies, Inc.

For purposes of conducting the compensation study for purposes of setting 2023 executive compensation, the Compensation Committee adjusted the Compensation Peer Group by removing Ion Geophysical Corporation, Nuverra Environmental Solutions, Inc., Pioneer Energy Services Corp. and RigNet, Inc. and adding Dril-Quip, Inc., Nine Energy Services, Inc. and Tetra Technologies, Inc. Based upon information provided to us by Pearl Meyer, the Company’s relative size ranking compared to this revised Compensation Peer Group was as follows: 48th percentile in revenues; 70th percentile in total assets, 52nd percentile in total enterprise value; and 46th percentile in total employees.

Components of Executive Compensation

The main components of our executive compensation program are base salary, our annual incentive program and our long-term incentive program. Overall, the primary emphasis of our executive compensation program is to provide variable, performance-based compensation that is at-risk, with a focus on our long-term performance. As an executive’s level of responsibility increases, a greater portion of total compensation is at-risk, creating the potential for greater variability in the individual’s compensation from year to year.

Base Salary

The primary role of base salary is to compensate executive officers for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executive officers, we have historically targeted the median salaries of similarly situated executive officers in the Company’s Compensation Peer Group and strive to set base salaries at consistent levels for positions with similar responsibilities.

The Compensation Committee reviews the salaries of all our executive officers at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or Company-wide performance, expansion of duties and responsibilities and changes in market salary levels.

In considering salary adjustments, the Compensation Committee gives weight to the following factors: (1) corporate performance goals; (2) our CEO’s analysis of the individual’s performance and potential; and (3) our CEO’s specific compensation recommendations (except regarding his own salary). The Compensation Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

The following table summarizes base salary increases effective for 2023 for each of the Company’s NEOs.  Such increases were designed to place our NEOs at approximately the 50th percentile of our compensation peer group.

	2022 Base	2023 Base
Name	Salary ($)	Salary ($)
J. Anthony Gallegos, Jr.	480,000	552,000
Philip A. Choyce	385,000	411,950
Scott A. Keller	300,000	315,000

Annual Incentive Program

The purpose of our annual incentive program is to reward executive officers for achievement of annual financial and operational objectives. Although the Compensation Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executive officers with the opportunity to earn higher payments depending on the extent to which these performance objectives are achieved or exceeded.

The following chart summarizes the 2023 potential annual incentive opportunity for each of our NEOs employed by us throughout 2023 shown as a percentage of base salary:

Name	Target
J. Anthony Gallegos, Jr.	100%
Philip A. Choyce	80%
Scott A. Keller	60%

For performance achievements between the entry, target and over-achievement levels, the actual payout is calculated based upon interpolation.

For 2023, awards under the annual incentive program were tied to the following performance measures:

	2023 Measures & Weightings
	TRIR	Adjusted	Operational
Name	(Safety)	EBITDA	Downtime	MBO
J. Anthony Gallegos, Jr.	15%	50%	15%	20%
Philip A. Choyce	15%	50%	15%	20%
Scott A. Keller	15%	50%	15%	20%

When establishing the performance targets for each criterion in 2023, the Compensation Committee reviewed 2022 performance and the 2023 annual budget approved by the Board and the key drivers the Compensation Committee believed would drive superior financial and operating performance in 2023 and thereafter. Based upon this review, the Compensation Committee enhanced the performance thresholds for safety performance and operational downtime and increased the overall weighting of adjusted EBITDA.

The threshold, target and over-achievement performance objectives and actual performance for each corporate objective measure for 2023 is set forth below:

	2023 Criteria
			Over
Bonus Criteria	Threshold	Target	Achievement	Actual Performance

Safety (TRIR)(1)	1.55	1.40	1.25	1.00
Payout (15% Weighting)	Above = 25%	100%	175%	26.25%
Adjusted EBITDA(2)	$64.2 million	$80.2 million	$96.3 million	$62.8 million
Payout (50% Weighting)	Below = 25%	100%	175%	0%
Operational Downtime	1.6%	1.5%	1.3%	1.34%
Payout (15% Weighting)	Above = 25%	100%	175%	23.25%

(1)	Total Recordable Incidence Rate (“TRIR”). Industry Average is based upon the International Association of Drilling Contractor’s published 2023 Incident Rate for United States Land-Based contract drilling activities.
(2)	Adjusted EBITDA represents EBITDA less stock-based compensation expense.

The following tables summarize our management by objectives (“MBO”) and performance achievement with respect to those objectives for each of our NEOs for fiscal 2023:

J. Anthony Gallegos, Jr.
Between Entry and Target: 19.75% Target Bonus
Objective:	Assessment:
• Reduce TRIR from 2022 level	Overachievement
• Maintain competitive margin compared to peer group on an overall and exit basis	Between Entry/Target
• Increase average tenure of rig team members	Target
• Implement commercially drilling optimization ICD Impact software solutions	Target
• Add at least one additional 200-to-300 Series rig conversion	Target
• Leverage ICD Impact Reporting Tools into increased operational performance	Target

Philip A. Choyce
Between Entry and Target: 19.6% Target Bonus
Objective:	Assessment:
• Evaluate and recommend rig yard strategy	Target
• Identify/implement replacement maintenance tracking tool	Target
• Evaluate and recommend ERP upgrade solution	Target
• Optimize ESG reporting tool and performance tracking	Between Entry/Target
• Improve AFE / Capex tracking	Between Entry/Target

Scott A. Keller
Between Target and Over Achievement: 23.6% Target Bonus
Objective:	Assessment:
• Obtain suitable contract for reactivation of 21st rig	Target
• Obtain suitable contract for at least one 200-300 Series converted rig	Overachievement
• Deployment of drilling optimization software on at least two additional rigs	Target
• Evaluate and recommend data gathering analysis solution and optimize ICD Impact digital reporting tools	Target
• Maintain competitive margin compared to peer group on an overall and exit basis	Between Entry/Target

The following summarizes the payout amount earned by Messrs. Gallegos, Choyce, and Keller under our annual incentive program in 2023:

	Safety				Total Annual
	(TRIR)	Adjusted	Operational		Incentive
Name	Metric($)	EBITDA($)	Downtime($)	MBO($)	Payment ($)
J. Anthony Gallegos, Jr.	144,900	—	128,340	109,365	382,605
Philip A. Choyce	86,510	—	76,623	64,923	228,056
Scott A. Keller	49,613	—	43,943	42,903	136,458

Long-Term Incentives

The purpose of our long-term incentive program is to focus executive officers on long-term Company goals and performance and align their compensation with long-term stockholder returns.  Approximately 50% of long-term incentive compensation is in the form of time-based restricted stock unit awards and 50% is in the form of performance restricted stock units in which vesting is tied to the Company meeting free cash flow targets established by the Board for each year during the three-year performance period.  The amount of awards vesting based upon the Company’s free cash flow performance is subject to adjustment upward or downward by up to 15% based upon the Company’s relative total shareholder return compared to a peer group of companies selected by the Compensation Committee.

The following chart summarizes the target value of the awards granted to each of our NEOs for 2023:

	Time Vested
	Restricted	Performance	Total
Name	Stock Units ($)	Stock Units ($)	Target Value
J. Anthony Gallegos, Jr.	486,060	524,135	1,010,195
Philip A. Choyce	213,984	230,746	444,730
Scott A. Keller	115,984	125,069	241,053

Other Executive Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

As such, we have adopted stock ownership guidelines applicable to the Company’s executive officers and directors to further align these interests and to further promote the Company’s commitment to sound corporate governance.

These guidelines encourage our directors and executive officers to accumulate a certain amount of the Company’s stock relative to such director’s or executive officer’s base compensation. Specifically, the stock ownership guidelines are calculated based on a multiple of the executive officer’s base salary, or in the case of a director, a multiple of his base annual retainer. Each executive officer and director has five years to attain the targeted level of ownership following his initial appointment as an executive officer or his initial election as a director, as the case may be. For directors, the ownership guideline is three times the director’s base annual retainer. For executive officers, the ownership guidelines are as follows:

Position	Multiple
President and Chief Executive Officer	4X
Senior or Executive Vice President	2X
Vice President	1X

Shares of stock that count toward satisfying the stock ownership guidelines include (i) shares of the Company’s stock beneficially owned, directly or indirectly, by the executive officer or director, and (ii) restricted shares and restricted stock units granted to the executive officer or director under the Company’s long-term incentive plan. All of our executive officers and directors are currently in compliance with these guidelines.

Clawback Policy

It is the Company’s policy that any incentive-based compensation from the Company, or an affiliate, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback, pursuant to the award agreement applicable to such incentive-based compensation, as may be required by law, government regulation or stock exchange listing requirement. Such clawbacks include, without limitation, the clawback requirements contained in Section 304 of the Sarbanes Oxley Act. Our corporate clawback policy adopted by our Board is available on our website at https://icdrilling.investorroom.com/code_of_conduct.

Accounting for Stock-Based Compensation

We have followed FASB ASC Topic 718 in accounting for stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Perquisites and Retirement Benefits

Perquisites are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. However, we did reimburse Mr. Keller for country club dues in 2023. During 2023, except for Mr. Keller’s country club dues, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Employment and Change of Control Agreements

We have entered into employment agreements with Messrs. Gallegos, Choyce and Keller. Under the terms of the employment agreements, Messrs. Gallegos, Choyce and Keller are entitled to annual salaries of $552,000, $411,950, and $315,000, respectively, and are eligible to receive target bonuses, payable at the discretion of the Board equal to 100%, 80% and 60%, respectively, of their annual salaries. Each employment agreement is for a term of three years; provided, however, that if neither the Company nor the employee has provided written notice of termination at least one year prior to the scheduled expiration of the then current term of the agreement (the “renewal date”), the employment term automatically extends for one additional year, so as to expire two years from such renewal date.

Messrs. Gallegos and Choyce are each subject to a non-compete agreement restricting him from competing in the United States land contract drilling industry for a period of 24 months following termination of employment. Mr. Keller is subject to a non-compete agreement restricting him from competing in the United States land contract drilling industry for a period of 12 months following termination of employment.

Under their employment agreements, Messrs. Gallegos, Choyce and Keller are each entitled to receive a severance payment in the event their employment is terminated by the Company without “cause” or by the executive for “good reason.” Such severance payments will be payable in a lump sum and will be equal to the following:

●	all accrued and unpaid salary and prior fiscal year bonus earned but not paid as of the date of termination;
●	a pro rata portion of the executive officer’s target bonus for the fiscal year in which termination of employment occurs; and
●	(a) for Messrs. Gallegos and Choyce: two times the sum of (i) the executive officer’s annual base salary in effect at the time of termination of employment and (ii) his target annual bonus (three times and two and one-half times salary and target bonus in the event such termination is in connection with a change of control for Mr. Gallegos and Mr. Choyce, respectively); and (b) for Mr. Keller: one times the sum of (i) his annual base salary in effect at the time of termination of employment and (ii) his target annual bonus (one and one-half times salary and target bonus in the event such termination is in connection with a change of control).

Under the employment agreements, “cause” is deemed to exist if any of the following occurs:

●	willful and continued failure to comply with the reasonable written directives of the Company for a period of 30 days after written notice from the Company;
●	willful and persistent inattention to duties for a period of 30 days after written notice from the Company, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct;
●	misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company;
●	misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;
●	conviction of a felony involving moral turpitude;
●	willful failure to comply in any material respect with the terms of the employment agreement and such non-compliance continues uncured after 30 days written notice from the Company; or
●	chronic substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which the executive officer fails to undertake treatment immediately after requested by the Company or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on Company premises or while performing the executive officer’s duties and responsibilities.

Under the employment agreements, “good reason” is deemed to exist if any of the following occurs:

●	any action or inaction that constitutes a material breach by the Company of the employment agreement and such action or inaction continues uncured after 30 days following written notice from the executive officer;
●	the assignment to the executive officer of any duties inconsistent in any respect with the executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days of receipt of written notice thereof given by the executive officer;
●	any failure by the Company to comply with the payment provisions of the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company as soon as reasonably possible, but no later than 30 days after receipt of written notice thereof given by the executive officer;
●	a change in the geographic location at which the executive officer must perform services to a location more than 50 miles from Houston, Texas or the location at which the executive officer normally performs such services as of the date of the employment agreement; or
●	in the event a change of control has occurred, the assignment of the executive officer to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are not (i) as a senior executive officer with the ultimate parent company of the entity surviving or resulting from such change of control and (ii) substantially identical to the executive officer’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities as contemplated by the employment agreement.

As a condition to completion of the Refinancing Transactions, the Company amended the employment agreements with Mr. Gallegos, Mr. Choyce and Mr. Keller to include a change of control bonus pool.  This change of control bonus pool represents the right to receive a cash bonus (such rights, the “Bonus Plan”) upon consummation of certain change of control events occurring during the three-year period following the date of consummation of the Refinancing Transactions, subject to extension in certain situations not to exceed five years from the date of completion of the Refinancing Transactions. The Bonus Plan for each executive is based upon a target number of shares of Common Stock designated for such executive (the “Target Shares”). The executive will be entitled to receive a cash payment ranging from 0% to 200% of the value of the Target Shares based upon the timing of the relevant transaction and the value received by the Company’s stockholders in connection with such change of control transaction. The current entry level price target to receive a payment under this bonus pool is $5.50 per share. The Target Shares award to executives are as follows: J. Anthony Gallegos, Jr.: 334,109 Target Shares; Philip A. Choyce: 140,397 Target Shares; Scott A. Keller: 99,522 Target Shares.  In the event a payment is made under the Bonus Plan and such payments to the NEO and other benefits that are received in connection with a change of control are subject to a 20% excise tax in addition to normal state and federal income taxes, the Company has agreed to pay such tax on a “grossed-up” basis for such executive. This applies solely in the event a payment is earned and owing under the Bonus Plan.

Compensation Risk

The Compensation Committee of the Board reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans, as well as the incentive compensation arrangements described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our annual incentive compensation program, the amount of each participant’s prospective payment is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and non-financial measures. Notwithstanding the attainment of any established performance measures, the amount of the annual or incentive payments received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual incentive awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period.

Long-term equity incentive awards typically consist of restricted stock, restricted stock units and performance restricted stock units. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our Common Stock or the applicable performance metrics are met. Further, performance awards are paid only after the Compensation Committee has reviewed our audited financial statement and other relevant data for the applicable performance period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

Vincent J. Cebula (Committee Chair)
James G. Minmier
Stacy D. Nieuwoudt

EXECUTIVE COMPENSATION

The following table lists our NEOs for 2023, comprised of our Chief Executive Officer, Chief Financial Officer and our third highest compensated individual who served as an executive officer during 2023:

Name	Principal Position During 2023
J. Anthony Gallegos, Jr.	President and Chief Executive Officer
Philip A. Choyce	Executive Vice President and Chief Financial Officer
Scott A. Keller	Senior Vice President - Business Development

Summary Compensation Table

We are a Smaller Reporting Company under applicable SEC guidelines. As such, our Summary Compensation Table is required to include two years of compensation information for our principal executive officer and two most highly compensated executive officers other than our chief executive officer, as well as up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the year.

The following table summarizes, with respect to our NEOs, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2023 and 2022.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
		Salary	Bonus	Compensation	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
J. Anthony Gallegos, Jr.	2023	552,000	—	382,605	1,010,195	—	25,500	1,970,300
(President and	2022	480,000	—	785,734	2,733,724	1,850,823	7,200	5,857,481
Chief Executive Officer)
Philip A. Choyce	2023	411,950	—	228,056	444,730	—	25,500	1,110,236
(Executive Vice President	2022	385,000	—	509,495	950,858	744,352	7,200	2,596,905
and Chief Financial Officer)
Scott A. Keller	2023	315,000	—	136,458	241,053	—	40,272	732,783
(Senior Vice President -	2022	300,000	—	293,631	594,287	523,058	27,363	1,738,339
Business Development)

(1)	Amounts reflected in this column include total annual salary paid during the applicable fiscal year.
(2)	Amounts reflected in this column represent bonuses earned during the applicable year.
(3)	Amounts reflected in this column represent performance-based incentive compensation earned under our annual incentive plan during the applicable year, excluding discretionary components not based on performance criteria and thus reported as bonus.
(4)	Amounts included in this column reflect the value of restricted stock, restricted stock unit awards and performance stock unit awards (at target level) granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such awards on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.
(5)	Amounts included in this column reflect the value of out-of-the money stock appreciation rights granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such awards on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. Stock appreciation rights granted in 2022 contain a strike price of $5.19 per share.

(6)	All other compensation includes our 401(k) Plan matching contributions and health insurance and life insurance premiums paid by us on behalf of each of our NEOs. For Mr. Keller, amounts also include club dues paid by us on his behalf of $16,692 and $22,083 for the fiscal years ended 2023 and 2022, respectively.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information for each of our NEOs regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock, restricted stock units and performance-based restricted stock units that had not vested as of December 31, 2023:

									Equity
									incentive
								Equity	plan
								incentive	awards:
								plan	market or
								awards:	payout
						Number		number of	value of
						of	Market	unearned	unearned
		Number of	Number of			shares	value of	shares,	shares,
		Securities	Securities			or units	shares or	units or	units or
		Underlying	Underlying			of stock	units of	other	other
		Unexercised	Unexercised			that	stock that	rights that	rights that
		Option,	Option,	Option	Option	have not	have not	have not	have not
		Exercisable	Unexercisable	Exercise	Expiration	vested	vested	vested	vested
Name	Grant Date	(#) (1)	(#) (1)	Price ($)	Date	(#) (2)	($) (3)	(#) (4)	($)
J. Anthony	2/11/2021	937,024	468,513	5.73	2/11/2028	—	—	—	—
Gallegos, Jr.	3/18/2022	381,500	272,501	5.19	3/18/2029	—	—	—	—
	6/8/2022	—	—	—	—	218,000	534,100	—	—
	2/10/2023	—	—	—	—	121,515	297,712	121,515	297,712
Philip A.	2/11/2021	348,424	174,214	5.73	2/11/2028	—	—	—	—
Choyce	3/18/2022	153,430	109,592	5.19	3/18/2029	109,592	268,500	—	—
	6/8/2022	—	—	—	—	75,826	185,774	—	—
	2/10/2023	—	—	—	—	53,496	131,065	53,496	131,065
Scott A.	2/11/2021	196,090	98,047	5.73	2/11/2028	—	—	—	—
Keller	3/18/2022	99,522	85,304	5.19	3/18/2029	85,304	208,995	—	—
	6/8/2022	—	—	—	—	47,392	116,110	—	—
	2/10/2023	—	—	—	—	28,996	71,040	28,996	71,040

(1)	Represent stock appreciation rights that vest in 1/3 increments on each anniversary of the date of grant. SARS granted in 2021are settled in cash in an amount equal to an amount equal to the excess, if any, of the 20-day VWAP for our Common Stock on the date of exercise over the strike price. SARs granted in 2022 are settled in shares of our Common Stock.
(2)	The restricted stock units granted on June 8, 2022 vest on December 31, 2024. The restricted stock units granted on February 10, 2023 vest in 1/3 increments on February 10, 2024, February 10, 2025 and February 10, 2024.
(3)	The market value is based upon the applicable number of shares shown in the table multiplied by $2.45, the closing market price of our common stock on December 29, 2023.
(4)	Performance restricted stock units provide award of shares of common stock based on the measurement of free cash flow (“FCF”) as measured against FCF performance goals determined by the Compensation Committee of the Board, during the three-year performance period of January 1, 2023 to December 31, 2025 and vest fully on December 31, 2025 subject to continued employment. The payout of the awards will be further adjusted by a total shareholder return multiplier that may adjust the payout between 85% and 115% based upon our relative TSR for the three-year period ending on third anniversary of the date of grant compared to the relative TSR of an eight-company peer group of oilfield service companies for the same period. Based upon the Company’s performance compared to these metrics a number of shares ranging from zero to 1.725 times the number of shares may be issued.

Pay vs Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and financial performance of our company. The following table sets forth additional pay-versus-performance information for our principal executive officer (“PEO”), which is our CEO and other NEOs:

					Value of
			Average		Initial Fixed
			Summary	Average	$100 Investment
	Summary	Compensation	Compensation	Compensation	Based on:
	Compensation	Actually Paid	Table Total	Actually Paid	Total
	Table for	to	for Non-PEO	to Non-PEO	Shareholder	Net	Adjusted
Year	PEO($)(1)	PEO($)(2)	NEOs($)(3)	NEOs($)(2)	Return	Loss($)	EBITDA($)(4)
2023	1,970,300	216,104	921,510	419,513	75	37,697,000	62,839,000
2022	5,857,481	5,349,125	2,167,622	1,999,854	102	65,321,000	43,753,000
2021	2,070,772	1,683,840	811,053	698,382	109	66,712,000	(266,000)

(1)	The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Gallegos, in the Summary Compensation Table for fiscal years 2023, 2022 and 2021. Mr. Gallegos served as our CEO in each of the years presented.
(2)	The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with Item 402(v) of Regulation S-K under the Exchange Act. The dollar amounts do not reflect the actual amounts of compensation earned by or paid to our CEO or other NEOs during the applicable period. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments required by Item 402(v) of Regulation S-K and described in the table below.
(3)	The dollar amounts reported are the average of the amounts of total compensation reported for Messrs. Choyce and Keller, who comprised all of our other NEOs during each of fiscal years 2023, 2022 and 2021.
(4)	Adjusted EBITDA represents income before taxes, depreciation and amortization, interest expense and non-cash stock and deferred compensation expense. For reconciliation of net loss attributable to ICD on a GAAP basis to adjusted EBITDA, see Appendix A.

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deduced from and added to (as applicable) our CEOs “Total” compensation as reported in the Summary Compensation Table:

				Average
				Summary	Average	Average
	Summary	Equity Award	Compensation	Compensation	Equity Award	Compensation
	Compensation	Adjustments	Actually Paid	Table for	Adjustments	Actually Paid
	Table for	for	to	Other	for Other	to Other
Year	PEO($)	PEO($)(1)	PEO($)	NEOs($)	NEOs($)(1)	NEOs($)
2023	1,970,300	(1,754,196)	216,104	921,510	(501,996)	419,513
2022	5,857,481	(508,356)	5,349,125	2,167,622	(167,768)	1,999,854
2021	2,070,772	(386,932)	1,683,840	811,053	(112,671)	698,382

(1)	Represents the year-over-year change in the fair value of equity awards to our PEO, and average year-over-year change in the fair value of equity awards to our NEOs (other than our PEO), as itemized in the table below. No awards vested in the year they were granted.

	PEO			Other NEOs
Equity Award Adjustments for PEO and Average Equity Award Adjustments for Other NEOs	2023 ($)	2022 ($)	2021 ($)	2023 ($)	2022 ($)	2021 ($)
Deduction for amounts reported under the "Stock Awards" column in Summary Compensation Table	(1,010,195)	(2,733,724)	—	(342,892)	(772,573)	—
Deduction for amounts reported under the "Option Awards" column in Summary Compensation Table	—	(1,850,823)	(1,294,500)	—	(633,705)	(376,125)
Increase for fair value of awards granted during year that remain unvested as of year end	504,285	3,498,905	900,949	171,170	1,070,143	261,776
Increase for fair value of awards granted during year that vest during year	—	—	—	—	—	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(425,398)	324,906	3,194	(131,080)	94,103	802
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that vested during year	(253,434)	273,490	34,916	(93,922)	79,047	8,036
Deduction of fair value of awards granted prior to year that were forfeited during year	(569,454)	(21,111)	(31,490)	(105,273)	(4,784)	(7,160)
Total Equity Award Adjustments	(1,754,196)	(508,356)	(386,932)	(501,996)	(167,768)	(112,671)

CEO Pay Ratio

Mr. Gallegos had total compensation of $1,970,300 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2023 was $79,677, which considers both cash and equity compensation. As a result, we estimate that Mr. Gallegos 2023 annual total compensation was approximately 25.0 times that of our median employee.

2019 Plan

The Board has adopted, and our stockholders have approved, the 2019 Plan. Our 2019 Plan provides for the grant of options to purchase our Common Stock, both incentive options that are intended to satisfy the requirements of Section 422 of the Code and nonqualified options that are not intended to satisfy such requirements, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, other stock-based awards and certain cash awards.

As of the Record Date, we had 306,008 shares of our Common Stock available for future awards under the plan.

Indemnification Agreements

We have also entered into indemnification agreements with all of our directors and Mr. Choyce. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against us, except for:

●	claims regarding the indemnitee’s rights under the indemnification agreement;
●	claims to enforce a right to indemnification under any statute or law; and
●	counterclaims against us in a proceeding brought by us against the indemnitee.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees is named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

DIRECTOR COMPENSATION

During 2023, we provided independent members of the Board with an annual retainer in the amount of $45,000 payable in quarterly installments.  Each director receives $1,500 per Board or committee meeting attended in person or telephonically. The chairman of the Board is provided with an annual retainer of $20,000 payable in quarterly installments and the chairman of each Board committee is provided with the following annual retainers payable in quarterly installments: $15,000 (audit and nominating and corporate governance) and $12,500 (compensation).

Independent directors are eligible to receive equity compensation awards under our 2019 Omnibus Plan.

The following table summarizes, with respect to our directors (other than Mr. Gallegos), information relating to the compensation earned for services rendered in all capacities during the fiscal year ended December 31, 2023.

	Fees Earned or		Other
	Paid in Cash	Stock Awards	Compensation	Total
Director	($)	($)(1)	($)	($)
Robert J. Barrett, IV	75,500	100,000	—	175,500
Brian D. Berman(2)	—	—	—	—
Vincent J. Cebula	82,750	100,000	—	182,750
Christopher M. Gleysteen(3)	—	—	—	—
James G. Minmier	86,750	100,000	—	186,750
Stacy D. Nieuwoudt	85,500	100,000	—	185,500

(1)	Amount reflected in this column reflects the value of restricted stock, restricted stock unit awards and performance stock unit awards (at target level) granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such restricted stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.
(2)	Mr. Berman joined the Board on April 17, 2023. Mr. Berman does not receive any compensation for serving on the Board.
(3)	Mr. Gleysteen does not receive any compensation for serving on the Board.

OTHER MATTERS FOR THE 2024 ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of stockholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of the Company. The accompanying proxy card confers discretionary authority to act with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

2023 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the financial statement schedules, if any, but not including exhibits (the “2023 Annual Report”), accompanies this Proxy Statement. Except for the financial statements included in the 2023 Annual Report that are specifically incorporated by reference herein, the 2023 Annual Report is not incorporated in this Proxy Statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended December 31, 2023 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and our website at https://icdrilling.investorroom.com/sec_filings. Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, if any, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed by mail to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary or by email at investor.relations@icdrilling.com.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for at least ten days before the Annual Meeting.

The Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.viewproxy.com/ICDrilling/2023.

APPENDIX A

This Proxy Statement includes non-GAAP financial measures including EBITDA and adjusted EBITDA.  The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities.

Management believes EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions.  Adjusted EBITDA is also used by management as a performance metric when determining incentive compensation for our executive officers.  Below is a reconciliation of these non-GAAP financial measures.

	Year Ended
	December 31,
	2023	2022
(in thousands)
Net loss	$(37,697)	$(65,321)
Add back:
Income tax benefit	(1,975)	(6,196)
Interest expense	35,955	29,575
Depreciation and amortization	43,543	40,443
Asset impairment, net	14,905	350
EBITDA	54,731	(1,149)
Loss (gain) on disposition of assets, net	38	(196)
Stock-based and deferred compensation cost	6,338	5,251
Loss on extinguishment of debt	—	46,347
Change in fair value of embedded derivative liability	—	4,265
Gain on extinguishment of derivative	—	(10,765)
Charge related to contract modification	1,732	—
Adjusted EBITDA	$62,839	$43,753

PROXY

INDEPENDENCE CONTRACT DRILLING, INC.

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Anthony Gallegos, Jr. and Philip A. Choyce and each of them as proxies, each with full power of substitution, and authorizes each of them to represent and to vote all of the shares of common stock that the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholders (the "Annual Meeting") of Independence Contract Drilling, Inc. (the "Company") in such manner as they, or either of them, may determine on any matters that may properly come before the Annual Meeting or any postponements or adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Company's principal executive offices, located at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070 on June 5, 2024, at 8:00 a.m. Central Time. The undersigned hereby revokes any proxies previously given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be marked, dated and signed on other side

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at
http://viewproxy.com/ICDrilling/2024

The Board of Directors recommends that you vote FOR each of the following Director nominees:

1. Election of Directors

Nominees:	FOR	AGAINST	ABSTAIN
a. James G. Minmier	☐	☐	☐
b. J. Anthony Gallegos, Jr.	☐	☐	☐
c. Robert J. Barrett, IV	☐	☐	☐
d. Brian D. Berman	☐	☐	☐
e. Vincent J. Cebula	☐	☐	☐
f. Christopher M. Gleysteen	☐	☐	☐
g. Stacy D. Nieuwoudt	☐	☐	☐

Please mark your votes like this ☒

The Board of Directors recommends that you vote FOR the following proposal:

	FOR	AGAINST	ABSTAIN
2. Approve, on an advisory basis, compensation of the Company's named executive officers (the "Say-on-Pay Proposal").	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting ☐

Date:________________________________

____

Signature

____

Signature (if held jointly)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

→ ☐

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11-digit Control Number ready when voting by Internet or telephone

INTERNET

Vote Your Shares on the Internet:

Go to www.FCRvote.com/ICD

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:

Call 1 (866) 402-3905

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Shares by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.